EXHIBIT 10.1

SEPARATION AGREEMENT

          This Separation Agreement (this "Agreement") by and between Interpool Inc., a Delaware corporation (the "Company"), and Mitchell I. Gordon (the "Executive"), is entered into effective as of July 15, 2003.

          WHEREAS, the Executive is employed by the Company as its Executive Vice President and Chief Financial Officer and serves on the Company's board of directors; and

          WHEREAS, the Executive and the Company are parties to an Employment Agreement dated September 20, 2002 (the "Employment Agreement"); and

          WHEREAS, the Company and the Executive have agreed the Executive shall cease to be employed by the Company, and they wish to set forth their mutual agreement as to the terms and conditions thereof;

          NOW THEREFORE, the Company and the Executive, intending to be legally bound, do hereby agree as follows:

          1. Separation. Effective as of July 17, 2003 (the "Separation Date"), the Executive shall cease to be employed by the Company and shall resign from all positions the Executive holds as an officer of the Company or any of the Company's subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities"). The Executive shall continue to serve on the Company's Board of Directors and the board of directors of any other Affiliated Entity on which he serves until the date of his resignation or the request of the Company's Board of Directors for his resignation.

          2. Employment Agreement. Effective as of the Separation Date, the Employment Agreement shall terminate and shall thereafter be of no force and effect; provided, however, that (1) on the Separation Date the Executive shall receive unpaid Base Salary (as defined in the Employment Agreement) to the Separation Date, reimbursement for all unpaid business expenses in accordance with Section 6(d) of the Employment Agreement, and payment in respect of accrued but unused vacation days; (2) on the Separation Date the Executive shall receive a cash payment in the amount of $200,000, representing the amount earned in respect of the Executive's annual bonus for 2003 to the Separation Date; (3) the Executive shall be entitled to all other unpaid amounts and benefits (to the extent not otherwise addressed in this Agreement) to which the Executive is entitled under the Company's and other Affiliated Entities' compensation and benefit plans that have accrued to the Separation Date; and (4) the provisions of Section 15 of the Employment Agreement ("Confidentiality; Nonsolicitation, Noncompetition") shall survive and shall continue to apply in accordance with their terms. Other than as expressly set forth in or contemplated by this Agreement, the Executive shall not be entitled to receive any benefits, payment or other compensation from the Company or any of the Affiliated Entities, including, without limitation, severance and benefits under the Employment Agreement. From and after the Separation Date, the Executive shall have no rights under the Employment Agreement except as set forth in this Section 2.

          3. Separation Benefits. Subject to the Executive's continued compliance with Section 15 of the Employment Agreement:

          (i) on the first business day immediately following the Revocation Date (as defined in Section 9(a) hereof), the Executive shall receive a cash payment from the Company in the amount of $800,000, and thereafter in accordance with the Company's regular payroll practices, the Executive shall receive a monthly payment from the Company of $66,667 on the Company's first regular payroll date following the Revocation Date and for each of the next 47 succeeding months; provided, however, that (1) if the Executive dies prior to all monthly installments having been made under this Section 3(i), each remaining installment payment shall be made to his beneficiary or estate at the time such payment would have been made to the Executive but for his death, and (2) if a Change in Control (as defined in the Employment Agreement) occurs prior to all monthly installments having been made under this Section 3(i), then the Executive (or his beneficiary or estate, as the case may be) shall receive, in a lump sum cash payment, the balance of any such monthly installments not yet paid to the Executive (such payment to be discounted to reflect the time value of money based on then applicable short-term, mid-term or long-term applicable federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended);

          (ii) for the 60-month period immediately following the Separation Date, the Company shall provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Separation Date at no greater cost to the Executive than would be the cost to the Executive if he had continued employment with the Company and had continued to receive such benefits on terms and conditions no less favorable than as provided to other senior executives of the Company. Benefits otherwise receivable by the Executive pursuant to this Section 3(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during such 60-month period from subsequent employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over the cost to the Executive of benefits provided by the Company;

           (iii) for the 60-month period immediately following the Separation Date, the Company shall continue to provide the Executive with a monthly car allowance and related operation, maintenance and insurance costs as provided to the Executive immediately prior to the Separation Date. Such allowance and benefits shall be reduced to the extent benefits of the same type are received by or made available to the Executive during such 60-month period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive);

          (iv) for a one-year period immediately following the Separation Date, or, if earlier, until the Executive is provided with an office by a new employer in the New York City metropolitan area, the Company shall pay directly or reimburse the Executive for the cost of maintaining suitable office space in Manhattan, together with appropriate secretarial services; provided, however, that the aggregate monthly cost shall not exceed $3,000; and

          (v) each outstanding stock option granted to the Executive by the Company shall become fully vested and immediately exercisable in full (or remain exercisable in full) and shall remain exercisable in full, to the extent not previously exercised, until the option expiration date (i.e., without regard to the Executive's separation from employment); provided, however, that until the earlier to occur of December 31, 2003 and the date the Company files its Annual Report on Form 10-K for the fiscal year of the Company ended December 31, 2002, the Executive shall be subject to the trading restrictions in Company securities that generally apply (if any) to the Company's senior management and directors.

          4. Indemnification. To the fullest extent permitted by the Delaware General Corporate Law and the Company's certificate of incorporation and by-laws (as any of the same exists or may hereafter be amended, but in the case of any such amendment only to the extent that such amendment permits broader indemnification rights than existed before), the Company shall promptly indemnify the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses)) incurred, payable or paid by the Executive in connection with or relating to any action, litigation, arbitration, proceeding, suit, investigation or inquiry, including, but not limited to, any past, present or future investigations or inquiries by or on behalf of the Audit Committee of the Company's Board of Directors or any governmental, regulatory or other person or entity relating to the Company's financial statements, accounting practices or similar matters (the "Proceeding"), arising out of or relating to the past, present or future performance by the Executive of services (including, without limitation, services rendered pursuant to Section 8) for or on behalf of, or having acted or acting as a fiduciary of any employee benefit plans, programs or arrangements of, or having served or serving as a director, officer, employee, consultant or agent of, the Company or any other Affiliated Entity. The Company shall advance to the Executive all reasonable costs and expenses incurred, payable or paid by him in connection with a Proceeding within 15 days after receipt by the Company of a written request from the Executive for such advance until it shall ultimately be decided that the Executive is not entitled to indemnification from the Company. The Executive's request shall include an undertaking by the Executive to timely repay the amount of such advancements if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. In connection with any determination as to whether the Executive is entitled to indemnification, the Company shall, if it determines that the Executive is not entitled to indemnification, promptly submit such issue to independent legal counsel (who shall not have performed services for the Company or any other Affiliated Entity) ("Independent Counsel"). In connection with any determination made by the Company or Independent Counsel that the Executive is not entitled to be indemnified, the burden of proof shall be on the Company to show that the Executive is not so entitled. If there has been no determination by the Independent Counsel or if the Independent Counsel determines that the Executive would not be permitted to be indemnified in whole or in part under applicable law, the Executive shall have the right to commence litigation in any court in the State of New York seeking a determination by the court or challenging any such determination by the Independent Counsel or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Independent Counsel shall be conclusive and binding on the Company and the Executive unless challenged by the Executive in accordance with the preceding sentence within 90 days after the Executive's receipt of notice of such determination. If the Executive has commenced or thereafter commences legal proceedings within such 90-day period to secure a determination that the Executive should be indemnified under applicable law, any determination made by the Company or the Independent Counsel that the Executive would not be permitted to be indemnified under applicable law shall not be binding and the Executive shall continue to receive advancement of costs and expenses and shall not be required to reimburse the Company for any costs or expenses advanced to the Executive until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Executive is not entitled to indemnification from the Company. If it is determined in such final judicial determination that the Executive is not entitled to indemnification or if the Executive does not timely challenge the determination by the Independent Counsel that he is not entitled to indemnification, then the Executive shall promptly repay the amount of advances of costs and expenses made to him by the Company pursuant to this Section 4. The Company also agrees to continue to maintain a director's and officers' liability insurance policy covering the Executive to the same extent and with the same limits and retentions as the Company provides such coverage for its other executive officers and directors.

          5. Legal Fees. The Company shall pay directly or reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

          6. Publicity. The Company and the Executive shall cooperate in the preparation of one or more press releases in respect of the Executive's ceasing to be employed by the Company (each, a "Press Release"). No Press Release shall be issued without the Executive's consent, which consent shall not be unreasonably withheld. From and after the first date a Press Release is issued, neither the Company, any other Affiliated Entity, nor the Executive shall issue a press release or media release or make any public statement or public comment that names, refers to or otherwise identifies the other party without at least 24 hours' prior written notice to the other party and such other party's prior written consent, which consent shall not be unreasonably withheld, unless the Company or the Executive, as the case may be, (i) has used reasonable efforts to contact the other party, (ii) in good faith believes that a release, statement or comment must be made before the other party will respond to the attempt to make contact and (iii) (A) has received advice from legal counsel that to delay making the release, statement or comment for 24 hours could reasonably be expected to subject that party to liability or (B) such party believes that there is a business or other necessity for issuing such release, statement or comment without waiting for the other party's prior consent. The Executive understands that the Company shall be holding an investors conference call within 24 hours after the first Press Release is issued and acknowledges the provisions of the preceding sentence shall not apply with respect to responses to questions raised during such conference call, provided that the Company shall have provided the Executive with the "Q&A" to be used in such call and obtained the Executive's prior written consent, which shall not be unreasonably withheld, to any portions of such Q&A which names, refers to or otherwise identifies the Executive.

          7. Mutual Nondisparagement. (a) The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass, the Company or any of the Affiliated Entities or any of their respective past or present directors, officers, executives or employees.

                     (b) Neither the Company, any of its Affiliated Entities, nor any of their respective directors, officers, employees, or affiliates shall make or participate in the making of, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

                     (c) Notwithstanding the foregoing, nothing in this Section 7 shall prohibit (i) any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process, (ii) any officer, director, employee or affiliate of the Company or the Executive from making truthful non-public statements or truthful public statements in the course of responding to inquiries from the media, lenders, investors, market analysts, rating agencies or other similar parties, (iii) the Executive from making truthful statements to prospective employers or clients, (iv) any officer, director, employee or affiliate of the Company or the Executive from making truthful non-public statements while participating in any investigation authorized by the Audit Committee of the Company's Board of Directors or (v) truthful statements made in any press release or investor conference call in accordance with Section 6 above. It shall not be a violation of this Section 7 for the Executive or any officer, director, employee or other affiliate of the Company to, in good faith, repeat statements made by other persons

          8. Continuing Assistance/Consulting by Executive. (a) From the Separation Date until the earlier to occur of (i) October 31, 2003 or (ii) the date the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (but in any event until September 30, 2003) (the "Initial Period"), the Executive shall, as requested by the Company, make himself available to the Company during business hours on reasonable notice to provide transition assistance to the Company's Chief Financial Officer (or the person or persons serving in such role until the Company hires a Chief Financial Officer or other Company employees) and to provide assistance to those responsible for the Company's financial matters on selected matters. During the period from the Separation Date until August 31, 2003, the Executive shall devote substantially his full working time to providing such services and during the remainder of the Initial Period, the Executive's time commitment shall be as hereinafter set forth in this Section 8(a). Subject to the terms and conditions of this Section 8(a), from September 1, 2003 through July 31, 2007 (the "Consulting Period"), the Executive shall make himself available to the Company to assist the Company and the other Affiliated Entities, as may be requested by the Company at mutually convenient times and places (such assistance shall not interfere with the Executive's then current employment or other business ventures), with respect to special projects as requested by the Company's Chief Executive Officer or Board of Directors and agreed to by the Executive (such agreement not to be unreasonably withheld) and with respect to assisting the Company's Chief Financial Officer (or the person or persons serving in such role until the Company hires a Chief Financial Officer or other Company employees) with respect to other matters that arose during the Executive's employment with the Company. The Executive shall devote up to 40 hours per month during the period from September 1, 2003 until September 1, 2005 in fulfilling his duties under this Section 8 and for the remainder of the Consulting Period up to 10 hours per month. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses and costs (including, but not limited to, legal fees and expenses) that he may incur in connection with providing assistance under this Section 8. The Executive agrees that he will not knowingly divulge any material or confidential proprietary matters of the Company which are not otherwise in the public domain which he learns as a result of providing assistance hereunder; provided, however, that this shall not prohibit the Executive from sharing this information on a confidential basis with his legal advisors in connection with any legal process, investigation or inquiry. The Company agrees that the Executive shall not be required to provide services under Sections 8(a) or Section 8(b) hereof to the extent he is prevented from doing so by reason of physical or mental incapacity and such failure to provide services shall not affect or impair any of the Executive's rights under this Agreement.

                     (b) The Executive agrees to cooperate with the investigation of the Company's accounting practices being undertaken by special counsel for the Audit Committee of the Company's Board of Directors and any other investigations and legal proceedings. The Company acknowledges and agrees that any time the Executive devotes to such cooperation shall count towards his satisfaction of the applicable time commitments arising under Section 8(a) hereof. The Company agrees to cooperate with the Executive in connection with any legal or regulatory proceeding, investigation, inquiry or claims involving the Executive as to which the Executive has the right to indemnification from the Company.

          9. Mutual Release. (a) Subject to Section 9(b) hereof:

                                (i) The Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, officers, directors, employees, shareholders, legal advisers and accountants, and each of them, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees and expenses), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Company and any other Affiliated Entity, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

                                (ii) The Executive expressly waives any and all rights under any applicable law with respect to claims that he does not know or suspect to exist in his favor at the time of executing this Agreement, even though, if known by him, such claims may have materially affected his settlement with the Company.

                                (iii) In addition to the release set forth above in this Section 9, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this Agreement. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (A) this entire Agreement is written in a manner calculated to be understood by him; (B) he has been advised to consult with an attorney before executing this Agreement; (C) he was given a period of twenty-one days within which to consider this Agreement; and (D) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following his execution of this Agreement, and this Agreement shall not become effective, and no money shall be paid under Section 3 hereof, until the day after the expiration of such seven-day period (the "Revocation Date"). The seven-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

                     (b) Notwithstanding anything to the contrary herein, nothing herein shall be deemed to release the Company or any other person or entity in respect of (i) the Executive's rights (including the rights of those entitled to claim through him) (A) under this Agreement or with respect to any breach of this Agreement by the Company, (B) to indemnification or insurance pursuant to the certificate or incorporation or by-laws of the Company or any other Affiliated Entity or otherwise pursuant to law, or (C) to vested benefits under any plans maintained by the Company or any of the Affiliated Entities or (ii) any claim the Executive (or anyone claiming on his behalf) pursues against any person or entity who or which has brought any claim, or on whose behalf a claim has been brought, against or with respect to the Executive.

                     (c) Subject to Section 9(d) hereof:

                                (i) The Company, on behalf of itself and the other Affiliated Entities, their respective successors and assigns, and any and all other persons claiming through any Affiliated Entity, and each of them, shall and does hereby forever relieve, release, and discharge the Executive and his successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees and expenses), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Company and any other Affiliated Entity, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. Notwithstanding the preceding sentence, and without limiting the Executive's rights to indemnification, if a judicial or regulatory body determination is made or the Company's Board of Directors or the Audit Committee thereof reasonably concludes, in good faith, that the Executive engaged in criminal or fraudulent conduct or intentionally or recklessly committed an illegal act in performing his employment duties with the Company or any other Affiliated Entity, then the Company shall not be barred from bringing a claim against the Executive relating to such criminal or fraudulent conduct or intentional or reckless illegal act.

                                (ii) The Company expressly waives any and all rights under any applicable law with respect to claims that it does not know or suspect to exist in its favor at the time of executing this release, even though if known by it, such claims may have materially affected its settlement with the Executive.

                     (d) Notwithstanding anything to the contrary herein, nothing herein shall be deemed to release the Executive in respect of the Company's rights under this Agreement or with respect to any breach of this Agreement by the Executive.

          10. Entire Agreement. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes in its entirety, any severance plan or policy of any of the Affiliated Entities.

          11. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. Without the prior written consent of the Executive this Agreement shall not be assignable by the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

          12. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

          13. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                     (b) Except as set forth in Section 13(c), any dispute or controversy arising under this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator to be mutually agreed upon by the parties hereto. In the event the parties are unable to agree upon an arbitrator, the Company and the Executive shall each appoint an arbitrator, and these two arbitrators shall select a third, who shall be the arbitrator. Arbitration shall be held in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 15 of the Employment Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, it being acknowledged and agreed that any breach or threatened breach of the provisions of Section 15 of the Employment Agreement will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                     (c) The Company shall pay all costs, expenses and fees incurred by or on behalf of the Executive in connection with any matter arbitrated hereunder or otherwise incurred by or on behalf of the Executive in enforcing the Executive's rights against the Company (including, but not limited to, rights to indemnification) so long as such costs, expenses and fees were incurred in good faith. Such payments shall be made within 5 days after receipt by the Company of a written request for payment accompanied with supporting documentation for such costs, expenses and fees. No matter concerning the Executive's rights to indemnification, including, without limitation, whether he is entitled to indemnification under Section 4 hereof or otherwise, whether he is entitled to advancement of costs and expenses or whether the Company is entitled to repayment of such advances of costs and expenses shall be brought to or be the subject of arbitration.

          14. No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder. Further, except as set forth in Sections 3(ii) and (iii) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise

          15. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) one day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in notices shall be sent to the addresses indicated below:

To the Company:

Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540
Attention: Chief Executive Officer

With a copy to:

Interpool, Inc.
633 Third Avenue
27th Floor
New York, New York 10017
Attention: General Counsel

To the Executive:

129 East 69th Street
Apt. 6-A
New York, New York 10021

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Stuart N. Alperin

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

INTERPOOL, INC. By: /s/ Martin Tuchman Name: Martin Tuchman Title: Chief Executive Officer /s/ Mitchell I. Gordon Mitchell I. Gordon